EXHIBIT 10.28
LAREDO PETROLEUM, INC.
DIRECTOR DEFERRED COMPENSATION PLAN

Article 8 Account Statements		10

Article 9 Administration		10
9.1	Committee	10
9.2	Authority	10

Article 10 Amendment and Termination		11

Article 11 Miscellaneous		11
11.1	Election Forms	11
11.2	Participant's Rights Unsecured	11
11.3	Trust	11
11.4	No Assignment or Alienation	12
11.5	Beneficiaries	12
11.6	Payments to Incompetents	12
11.7	Court Order	12
11.8	No Creation of Rights	12
11.9	Recovery of Overpayments	13
11.1	Participants Should Consult Advisors	13
11.11	Investment Intent	13
11.12	Code Section 409A	13
11.13	Compliance with Other Laws	13
11.14	Severability	13
11.15	Governing Law	13
ii

LAREDO PETROLEUM, INC.
DIRECTOR DEFERRED COMPENSATION PLAN

ARTICLE 1
INTRODUCTION

1.1Purpose. Laredo Petroleum, Inc., a Delaware corporation (the “Company”), hereby establishes this Laredo Petroleum, Inc. Director Deferred Compensation Plan (the “Plan”) to provide nonemployee directors of the Company with an opportunity to defer compensation for their services as members of the Board (as defined below) and to maintain a deferred compensation account until they cease to serve as members of the Board.

1.2Status of Plan. This Plan is intended to be an unfunded, nonqualified deferred compensation arrangement designed to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder. Notwithstanding any other provision herein, this Plan shall be interpreted, operated and administered in a manner consistent with these intentions.

ARTICLE 2
DEFINITIONS

For purposes of the Plan, the following terms or phrases shall have the following indicated meanings, unless the context clearly requires otherwise:

(a)“Account” or “Account Balance” means, for each Participant, the account established for his or her benefit under the Plan, which records the credit on the records of the Company and its Affiliates equal to the amounts set aside under the Plan and the actual or deemed earnings, if any, credited to such account. The Account Balance, and each other specified account or sub-account, shall be a bookkeeping entry only and shall be used solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

(b)“Affiliate” means any Person with whom the Company would be considered a single employer under Code Section 414(b) or (c).

(c)“Beneficiary” means that person or persons who become entitled to receive a distribution of benefits under the Plan in the event of the death of a Participant prior to the distribution of all benefits to which he or she is entitled.

(d)“Board” means the Board of Directors of the Company.

(e)“Cash Compensation” means compensation, including any retainer or meeting fees, payable to a Director in cash for serving as a member of the Board.

(f)“Change in Control” means the occurrence of a change in the Company’s ownership, its effective control, or the ownership of a substantial portion of its assets, as follows:

(i)A “change in ownership of the Company” occurs on the date that any “Person” (as defined below), other than (A) the Company or any of its Affiliates, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (C) an underwriter temporarily holding stock pursuant to an offering of such stock, or (D) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company’s stock, acquires ownership of the Company’s stock that, together with stock held by such Person, constitutes more than 50% of the total fair market value or total voting power of the Company’s stock. However, if, as of the Effective Date, any Person is considered to already own more than 50% of the total fair market value or total voting power of the Company’s stock, the acquisition of additional stock by the same Person is not considered a Change in Control. In addition, if any Person has effective control of the Company through ownership of 30% or more of the total voting power of the Company’s stock, as discussed in paragraph
(ii)below, the acquisition of additional control of the Company by the same Person is not considered to cause a Change in Control pursuant to this paragraph (i).

(ii)A “change in the effective control of the Company” occurs on either of the following dates:

(A)The date that any Person acquires (or has acquired during the 12- month period ending on the date of the most recent acquisition by such Person) ownership of the Company’s stock possessing 30% or more of the total voting power of the Company’s stock; provided, however, that if, as of the Effective Date, any Person owns 30% or more of the total voting power of the Company’s stock, the acquisition of additional control of the Company by the same Person is not considered to cause a Change in Control pursuant to this subparagraph (ii)(A); or

(B)The date during any 12-month period when a majority of members of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the Board before the date of the appointment or election; provided, however, that any such director shall not be considered to be endorsed by the Board if his or her initial assumption of office occurs as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(iii)A “change in the ownership of a substantial portion of the Company’s assets” occurs on the date that a Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets of the Company that have a total gross fair market value equal to at least 40% of the total gross fair market value of all of the Company’s assets immediately before such acquisition or acquisitions. However, there is no Change in Control when there is such a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer, through a transfer to (A) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock; (B) an entity, at least 50% of the total value or voting power of the stock of which is owned, directly or indirectly, by the Company; (C) an entity that owns directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock; or (D) an entity, at least 50% of the total value or voting power of the stock of which is owned by a Person that owns, directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock.

It is intended that a Change in Control shall also be considered a “change in control event” under Code Section 409A, and such definition shall be construed in compliance with such requirements under Treasury Regulation Section 1.409A(i)(5).

(g)“Code” means the Internal Revenue Code of 1986, as amended.

(h)“Committee” has the meaning set forth in Section 9.1.

(i)“Common Stock” means the common stock, par value $0.01 per share, of the Company. successor.
(j)“Company” means Laredo Petroleum, Inc., a Delaware corporation, or its successor.
(k)“Company Equity Plan” means the Laredo Petroleum Inc. Omnibus Equity Incentive Plan, as it may be amended or restated from time to time, and any successor plan.
(l)“Deferred Stock” means an economic unit equal in value to one share of Common Stock, which is issued to a Director as compensation for services performed as a Director pursuant to this Plan and the Company Equity Plan based upon his or her election to receive such Deferred Stock in lieu of Common Stock pursuant to the Plan.

(m)“Deferred Stock Agreement” means an agreement that may be entered into between the Company and a Director containing terms and conditions applicable to Deferred Stock allocated to the Director under the Plan. A Deferred Stock Agreement will be entered into with Directors under the Plan only if and to the extent determined by the Board.

(n)“Director” means a member of the Board who is not an employee of the Company or any of its Affiliates.

(o)“Effective Date” means March 1, 2021.

(p)“Fund” means one or more of the investment options designated as an available investment option under the Plan in accordance with Section 5.5.

(q)“Participant” means a Director who has commenced participation in the Plan in accordance with Article 3. An individual will cease to be a Participant at such time that the Participant’s Accounts have been fully distributed in accordance with the Plan.

(r)“Person” means any individual, corporation, partnership, limited liability company, syndicate, joint venture, trust or other entity, and includes two or more Persons acting as a group as determined under Treasury Regulation Section 1.409A-3(i)(5)(v) and (vii).

(s)“Plan” means the Laredo Petroleum, Inc. Director Deferred Compensation Plan, as amended or restated from time to time.

(t)“Plan Year” means the calendar year.

(u)“Separation from Service” means the termination of a Director’s service as a member of the Board and of the board of directors of any Affiliate, as determined by the Committee in accordance with Code Section 409A and Treasury Regulation Section 1.409A-1(h). If a Director is also providing additional services to the Company or any Affiliate as an independent contractor, he or she shall not be treated as incurring a Separation from Service for purposes of the Plan until he or she has separated from service both as a Director and as an independent contractor.

(v)“Unforeseeable Emergency” means a severe financial hardship of the Participant resulting from: (i) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in Code Section 152, without regard to Code Section 152(b)(1), (b)(2) and (d)(1)(B)); (ii) a loss of the Participant’s property due to casualty; or (iii) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control, as described in Treasury Regulation Section 1.409A-3(i)(3)(i), in each case as determined in the sole discretion of the Committee.

ARTICLE 3
ELIGIBILITY AND PARTICIPATION

3.1Eligibility. Any Director who is entitled to receive compensation for service as a Director shall be eligible to participate in the Plan as of the first date the individual becomes a Director.

3.2Enrollment and Commencement of Deferrals. Each eligible Director who wishes to participate in the Plan for a Plan Year must make an irrevocable election as to the deferral of Cash Compensation and/or the receipt of Deferred Stock in lieu of Common Stock for the Plan Year by timely completing, executing and submitting such election forms or other enrollment materials as the Committee requires, as follows:

(a)In the case of a Director who first becomes eligible to participate in the Plan as of the first day of a Plan Year, on or prior to December 31 of the prior Plan Year; and

(b)In the case of a Director who first becomes eligible to participate in the Plan after the first day of a Plan Year, within 30 days after the date the Director first becomes eligible to participate.

If a Director fails to timely complete such election forms or other enrollment materials, the Director shall not participate in the Plan until the first day of the first Plan Year beginning after the date on which the Director timely completes, executes and submits such election forms or other enrollment materials in accordance with procedures established by the Committee.

3.3Failure of Eligibility. If the Committee determines, in its sole and absolute discretion, that any Participant no longer meets the eligibility criteria of the Plan, the Participant shall cease to be an active Participant in the Plan and future contributions to the Plan made by or on behalf of the Participant shall cease as of the date of such determination by the Committee. The Committee’s determination hereunder shall be final and binding on all persons.

ARTICLE 4
DEFERRALS

4.1Election Forms and Enrollment Materials. In order to make deferrals, a Participant must complete the election forms (or other enrollment materials) as required by the Committee. A Participant may agree to defer any portion of his Cash Compensation or receipt of Common Stock for the Plan Year under the Plan.

An election made by a Participant pursuant to the election forms shall be irrevocable with respect to the Plan Year covered by such election. Notwithstanding the foregoing, the Committee may permit a Participant to revoke an election if the Participant has experienced an Unforeseeable Emergency, but only to the extent that revoking the election is necessary for the Participant to satisfy the Unforeseeable Emergency.

4.2Permitted Deferral Elections.

(a)For each Plan Year, a Participant may make an irrevocable election (i) to defer up to 100% of his or her Cash Compensation and/or (ii) to receive Deferred Stock in lieu of the grant of Common Stock, that the Participant would otherwise have received for services performed during the Plan Year. The Participant’s deferral election under this Section 4.2 shall apply solely to compensation to be paid with respect to services performed during the Plan Year for which such deferral election is effective. If the Participant fails to timely complete, execute and return such election forms or other enrollment materials as required by the Committee in accordance with Section 3.2, then the Participant shall not be permitted to make to defer any Cash Compensation or Common Stock under the Plan for such Plan Year.

(b)In connection with a Participant’s deferral election, the Participant shall also make an irrevocable election for the Plan Year as to the time and form of distribution (from the options available under Section 6.1) of any deferrals (in the form of Cash Compensation credited to his or her Account, including earnings thereon, and/or Deferred Stock) for such Plan Year. If the Participant fails to make such election, or if such election does not meet the requirements of Code Section 409A and related Treasury guidance or regulations, the Participant shall be deemed to have elected to receive a lump sum distribution on Separation from Service.

4.3Timing of Deferral Elections.

(a)Except as provided in Section 4.3(b), a Participant’s deferral election must be submitted no later than December 31 of the calendar year immediately preceding the Plan Year for which the election is to be effective.

(b)If a Participant first becomes a Director during a Plan Year, or if the first day of the Plan Year is other than January 1, the Participant’s deferral election with respect to such Plan Year must be submitted within 30 days following the first date he or she becomes a Participant. For purposes of this rule, an individual will be treated as first becoming a Director during a Plan Year only if:

(i)He or she was not eligible to participate in the Plan or any other plan required by Section 409A to be aggregated with the Plan at any time during the 24-month period ending on the date during the Plan Year he or she becomes a Director; or

(ii)He or she was paid all amounts previously due under the Plan and any other plan required by Section 409A to be aggregated with the Plan and, on and before the date of the last such payment, was not eligible to continue to participate in the Plan and any other plan required by Section 409A to be aggregated with the Plan for periods after such payment.

A Participant’s deferral election under this Section 4.3(b) will be effective only with respect to compensation for services performed after the date of such election. With respect to any compensation that is earned based on a specified performance period (for example, an annual or quarterly retainer fee), the amount of compensation payable to the Participant for services performed after the Participant’s deferral election will be determined by multiplying the applicable compensation by a fraction, the numerator of which is the number of calendar days remaining in the performance period after the election and the denominator of which is the total number of calendar days in such performance period. For purposes of this Section 4.3(b), the date of a Participant’s election is the date the deferral election is received by the Committee.

4.4Duration of Elections. A deferral election made pursuant to this Article 4 for a Plan Year (or remainder thereof in the case of a new Director) is irrevocable after the latest date by which the deferral election is required to be filed. A deferral election for one Plan Year will not automatically be given effect for a subsequent Plan Year, so that if a Director desires to defer Cash Compensation or Common Stock for a subsequent Plan Year, a separate election must be made by the Director.

4.5Modification of Distribution Elections for Previously Credited Amounts. To the extent permitted by the Committee, a Participant may elect to modify his or her existing election or elections as to the time and form of payment with respect to amounts previously credited under the Plan (and any earnings thereon) or Deferred Stock previously received in lieu of Common Stock, in accordance with Section 6.3. Any such election shall be irrevocable as of the date made.

ARTICLE 5
ACCOUNTS

5.1Accounts. The Company shall establish an Account for each Participant with at least two sub-accounts, a Deferred Stock Account and a Deferred Cash Account, along with such additional sub-accounts as it deems necessary or desirable for the proper administration of the Plan. The Deferred Stock Account shall reflect the value of Deferred Stock issued to the Participant in lieu of Common Stock for each Plan Year, together with any adjustments for income, gain or loss and any payments from such sub-account as provided herein. Deferred Stock shall be credited to the Participant’s Deferred Stock Account and relevant sub-accounts (if any) as of the date the Common Stock would otherwise have been granted to the Participant if the Participant had not elected to defer such Common Stock under this Plan. The Deferred Cash Account shall reflect all deferrals of Cash Compensation made by the Participant for each Plan Year, together with any adjustments for income, gain or loss and any payments from such sub-account as provided herein. Cash Compensation deferred by a Participant under this Plan shall be credited to the Participant’s Deferred Cash Account and relevant sub-accounts (if any) as soon as administratively practicable after the amounts would have otherwise been paid to the Participant.

5.2Status of Accounts. Accounts and sub-accounts established hereunder shall be record-keeping devices utilized for the sole purpose of determining benefits payable under this Plan, and will not constitute a separate fund of assets but shall continue for all purposes to be part of the general, unrestricted assets of the Company and its Affiliates, subject to the claims of their general creditors.

5.3Vesting. Amounts attributable to deferred Cash Compensation are 100% vested under the Plan immediately upon being credited to a Participant’s Deferred Cash Account under the Plan and at all times thereafter. Deferred Stock attributable to deferred Common Stock will vest, in whole or in installments, in accordance with the applicable agreement governing the Deferred Stock.

5.4Deemed Investments. Each Participant shall designate, in accordance with any procedures, restrictions and conditions established by the Committee, the manner in which the amounts credited to the Participant’s Deferred Cash Account shall be deemed to be invested for purposes of determining the amount of earnings and losses to be credited to such Deferred Cash Account. For this purpose, a Participant may specify that all or any percentage of his or her Deferred Cash Account shall be deemed to be invested, in such percentage increments as the Committee may prescribe, in one or more of the Funds that have been designated as alternative investments under the Plan pursuant to Section 5.5. A Participant’s designation shall remain in effect until a new designation is made in the manner required by the Committee, subject to the termination or replacement of a Fund as an available investment option and further subject to any timing restrictions imposed by the Committee. If a Participant fails to provide a designation in the manner required by the Committee, the Participant’s Deferred Cash Account shall be deemed to be invested in a default Fund designated by the Committee or its designee from time to time for such purpose.

5.5Investment Funds. The Committee shall specify the investment options that will constitute the Funds and may change the available investment options from time to time. The Committee may designate employees of the Company or an Affiliate or other individuals or entities to act, solely in an agency capacity, on behalf of the Committee for this purpose. The Committee and any employee of the Company or an Affiliate and other individual or entity designated to act on behalf of the Committee for the purpose of selecting the Funds make no promise or guarantee regarding the performance of any Fund and shall have no liability to any Participant, Beneficiary or any other individual or entity with respect to the selection of the Funds or any decrease (or lack of increase) in a Participant’s Deferred Cash Account as a result of the performance or lack thereof of: (a) the Funds selected by the Participant; or (b) the default Fund applicable to amounts for which a Participant has failed to provide an investment designation in the manner required by Plan Rules. A Participant assumes all risk associated with his or her investment designation or failure to provide an investment designation, as well as all risk associated with the unsecured nature of the Plan.

5.6Earnings Allocations. The balance of a Participant’s Deferred Cash Account shall reflect the result of daily pricing of the assets in which such Deferred Cash Account is deemed invested from time to time until the time of distribution.

5.7Purpose of Investment Elections. A Participant’s Fund elections shall be solely for purposes of calculation of the notional gains and losses credited on the Participant’s Deferred Cash Account. The Company shall have no obligation to set aside or invest amounts as directed by the Participant and, if the Company elects to invest amounts as directed by the Participant, the Participant shall have no more right to such investments than any other unsecured general creditor.

ARTICLE 6
DISTRIBUTIONS

6.1Times of Distribution. Distribution of a Participant’s Account shall be made (or commence, in the case of installments) on the earliest to occur of the following events:

(a)The date of the Participant’s Separation from Service or, if designated by the Participant in his or her election forms, the first or second anniversary of the Participant’s Separation from Service;

(b)The designated date or dates specified by the Participant in his or her election forms, which shall not be earlier than 24 months from the date of deferral of the amount to be distributed.

6.2Form of Distribution. A Participant may elect to receive a distribution in any of the following forms:

(i)A single lump sum; or

(ii)Substantially equal annual installments over a period not to exceed 10 years.

If the Participant fails to make such election, the Participant shall be deemed to have elected to receive distribution in a single lump sum.

6.3Subsequent Deferrals. Notwithstanding an actual or deemed election as to the timing of the distribution of a Participant’s Account, at such times and in such manner as the Committee may determine, a Participant may make an irrevocable one-time election to delay the payment, or the commencement of payment, of his or her Account, but only if such election (i) is made not less than 12 months before the date the payment or commencement of installment payments is scheduled to be paid or to begin; (ii) shall not take effect until at least 12 months after the date the election is made; and (iii) relating to a payment not being made on account of death or an Unforeseeable Emergency, delays the payment or commencement of payments for a period of at least five years from the date the payment or series of payments was scheduled to be paid or begin.

6.4Change in Control. Notwithstanding any election made by the Participant, in the event of a Change in Control, all amounts then credited to the Participant Account shall be distributed to the Participant in a single lump sum within 60 days following the Change in Control.

6.5Calculation of Distributions.

(a)Lump Sum. All cash lump sum distributions shall be based on the value of the Participant’s Account (or the portion thereof to be paid in a lump sum) as of the closest administratively feasible valuation date preceding the date distribution is made, in accordance with rules established by the Committee.

(b)Installment Distributions. Under an installment payout, the amount to be distributed in each installment payment shall be determined by dividing the value of the Participant’s Accounts being paid in installments as of the closest administratively feasible valuation date preceding the date of each distribution by the number of installment payments remaining to be made, in accordance with rules established by the Committee. In the event of the death of the Participant prior to the full payment of his or her Accounts being paid in installments, the remaining Account Balance of such Participant shall be paid to his or her Beneficiary in a lump sum within 90 days following the date of the Participant’s death.

6.6Method of Payment. All payments under the Plan shall be made in cash, provided, however, that, solely with respect to amounts in a Participant’s Deferred Stock Account, if prior to distribution and in accordance with administrative procedures and notice requirements that may be established by the Company from time to time, a Participant timely requests that a payment be made in the form of Common Stock (a “Stock Distribution Request”), then, unless otherwise determined by the Committee in its sole discretion, such amounts shall be paid in the form of an equal number of actual shares of Common Stock , which shares of Common Stock shall be delivered to the Participant under the Company Equity Plan as of the date the distribution is made. For the avoidance of doubt, the Company shall have the right to pay all amounts under the Plan in cash notwithstanding any Equity Distribution Request, as determined by the Committee in its discretion.

ARTICLE 7
WITHDRAWALS FOR UNFORESEEABLE EMERGENCIES

7.1Petition. If the Participant experiences an Unforeseeable Emergency, the Participant may petition the Board in writing to receive a partial or full payout from the Plan, subject to the provisions set forth below. A Participant’s written petition for such a payment shall describe the circumstances that the Participant believes justify the payment and an estimate of the amount necessary to eliminate the Unforeseeable Emergency.

7.2Amount of Withdrawal; Necessity. The payout, if any, from the Plan shall not exceed the lesser of: (a) the Participant’s vested Account Balance, calculated as of the close of business on or around the date on which the amount becomes payable, as determined by the Committee in its sole discretion; or (b) the amount necessary to satisfy the Unforeseeable Emergency, plus amounts necessary to pay federal, state, or local income taxes or penalties reasonably anticipated as a result of the distribution. Notwithstanding the foregoing, a Participant may not receive a payout from the Plan to the extent that the Unforeseeable Emergency is or may be relieved (x) through reimbursement or compensation by insurance or otherwise, (y) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (z) by cessation of deferrals under this Plan.

7.3Payment; Cessation of Deferrals. If the Committee, in its sole discretion, approves a Participant’s petition for payout from the Plan, the Participant shall receive a payout in the form of a lump sum from the Plan within 60 days of the date of such approval, and the Participant’s deferrals then in effect under the Plan shall be cancelled as of the date of such approval.

7.4Code Section 409A. Any payment as a result of an Unforeseeable Emergency shall be made in accordance with Code Section 409A and Treasury Regulation Section 1.409A-3(i)(3).

ARTICLE 8
ACCOUNT STATEMENTS

Within 60 days after the end of the Plan Year, a statement will be sent to each Participant listing the balance in his or her Account as of the last day of the Plan Year.

ARTICLE 9
ADMINISTRATION

9.1Committee. The Plan shall be administered by the Board or a committee (the “Committee”) consisting of one or more persons appointed from time to time by the Board. As of the Effective Date of this Plan, the Board appoints the Compensation Committee of the Board to administer the Plan. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board, and any vacancy occurring in the membership of the Committee may be filled by appointment by the Board. The Committee shall select one of its members to act as its Chairman. A majority of the Committee shall constitute a quorum, and the act of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the act of the Committee.

9.2Authority. The Committee, in its discretion, shall (1) interpret the Plan, (2) prescribe, amend and rescind any rules and regulations necessary or appropriate for the administration of the Plan, (3) make such other determinations and take such other action as it deems necessary or advisable in the administration of the Plan, (4) supply any omissions herein, and reconcile and correct any errors or inconsistencies, (5) decide any questions in the administration and application of the Plan, (6) make equitable adjustments for any mistakes or errors made in the administration of the Plan, (7) maintain complete and accurate records of all Plan transactions and other data in the manner necessary for proper administration of the Plan, (8) enforce the terms of the Plan and the rules and regulations it adopts, (9) review claims and render decisions on claims for benefits under the Plan, (10) furnish the Company or the Directors, upon request, with information that they require for tax or other purposes, (11) employ agents, attorneys, accountants or other persons (who may be employed by or represent the Company) for such purposes as the Committee considers necessary or desirable in connection with its duties hereunder and (12) perform any and all other acts necessary or appropriate for the proper management and administration of the Plan. All such actions or determinations made by the Committee, and the application of rules and regulations to a particular case or issue by the Committee, in good faith, shall not be subject to review by anyone, but shall be final, binding and conclusive on all Persons.

ARTICLE 10
AMENDMENT AND TERMINATION

The Company, by action of the Board, reserves the right to amend or terminate the Plan at any time in its sole discretion. No amendment, modification or termination shall adversely affect a Participant’s rights with respect to amounts vested in his or her Account without obtaining such Participant’s consent. In the event of termination, the Company shall specify whether termination will change the time at which distributions are made, provided that any acceleration of a distribution does not result in the assessment of tax under Code Section 409A. In the absence of such specification, the timing of distributions shall be unaffected by termination of the Plan.

ARTICLE 11
MISCELLANEOUS

11.1Election Forms. All elections shall be made online at such site as the Committee determines and in accordance with procedures established by the Committee in order to be valid.

11.2Participant’s Rights Unsecured. The Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Company or any Affiliate for payment of any distributions hereunder. The right of a Participant, or his or her Beneficiary, to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participant nor any Beneficiary shall have any rights in or against any specific assets of the Company or any Affiliate. All amounts credited to a Participant’s Account hereunder shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes as it may deem appropriate.

11.3Trust.

(a)Discretionary Establishment of Trust. Notwithstanding anything to the contrary, the Company may establish one or more accounts, funds or grantor trusts (the “Trust”) to reflect obligations under the Plan and may make such investments as it may deem desirable to assist in meeting such obligations. The Company may transfer money or other property to any such Trust, and the Trust shall pay Plan benefits to Participants and their Beneficiaries out of the Trust Fund. Such Trust or Trusts may be irrevocable, but shall provide that in the event of the insolvency of the Company, the assets of the Trust or Trusts shall be subject to the claims of the Company’s creditors. No Participant or Beneficiary shall have any preferred claim to, or any beneficial ownership interest in, any assets of the Trust, and Participants shall have the status of general unsecured creditors of the Company.

(b)Interrelationship of the Plan and the Trust. The provisions of the Plan shall govern the rights of a Participant or Beneficiary to receive distribution of benefits under the Plan. The provisions of the Trust shall govern the rights of the Company and any delegate thereof, Participants and the creditors of the Company to the assets transferred to the Trust. The Company shall at all times remain liable to carry out its obligations under the Plan.

(c)Distributions from the Trust. The Company’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Company’s obligations under the Plan.

11.4No Assignment or Alienation.

(a)General. Except as provided in subsection (b) below, the benefits provided for in this Plan shall not be anticipated, assigned (either at law or in equity), alienated or be subject to attachment, garnishment, levy, execution or other legal or equitable process. Any attempt by any Participant or any Beneficiary to anticipate, assign or alienate any portion of the benefits provided for in this Plan shall be null and void.

(b)Domestic Relations Orders. The restrictions of subsection (a) shall not apply to a distribution to an “alternate payee” (as defined in Code Section 414(p)) pursuant to a “domestic relations order” (DRO) within the meaning of Code Section 414(p)(1)(B). The Committee shall have the discretion, power and authority to determine whether an order is a DRO. Upon a determination that an order is a DRO, the Committee shall cause the Company to make a distribution to the alternate payee or payees named in the DRO, as directed by the DRO.

11.5Beneficiaries. A Participant shall have the right, in accordance with forms and procedures established by the Committee, to designate one or more Beneficiaries to receive some or all amounts payable under the Plan after the Participant’s death. Notwithstanding the foregoing, no Beneficiary designation made by a married Participant, other than one under which the surviving lawful spouse of such Participant is designated as the sole Beneficiary, shall be valid and effective without the prior written consent of such spouse to the designation of another primary Beneficiary on a form provided by the Committee for such purpose. However, in the event of Participant’s divorce, any designation of his former spouse as his Beneficiary shall be automatically revoked hereunder, without the necessity of any further action, unless and until the Participant affirmatively re-designates his former spouse as his Beneficiary. In the absence of an effective Beneficiary designation, or if no designated Beneficiary survives the Participant or if such designation conflicts with applicable law, payment of the Participant’s remaining Account Balance shall be made to the personal representative of the Participant’s estate.

11.6Payments to Incompetents. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of his or her property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any such payment shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

11.7Court Order. The Committee is authorized to make any payments directed by court order in any action in which the Plan or the Comittee has been named as a party.

11.8No Creation of Rights. Nothing in this Plan shall confer upon any Participant the right to continue as a Director. Nothing in this Plan shall constitute a guarantee by the Company, the Board, the Committee or any other Person that the Company’s assets will be sufficient to pay any benefit hereunder.

11.9Recovery of Overpayments. In the event any payments under the Plan are made on account of a mistake of fact or law, the recipient shall return such payment or overpayment to the Company as requested by the Company.

11.10Participants Should Consult Advisors. The Company, the Board and the Committee make no representation or warranty with respect to the tax, financial, estate planning or other legal implications of participation in the Plan. Participants should consult with their own tax, financial and legal advisors with respect to their participation in the Plan

11.11Investment Intent. The Company may require that there be presented to any Participant or filed with the Company under the Plan, such evidence that it deems to be necessary or appropriate to establish that any (a) Deferred Stock credited under the Plan and (b) shares of Common Stock delivered as payment on behalf of a Participant, are being acquired for investment and not with a view to their distribution.

11.12Code Section 409A. The payments and benefits provided under the Plan are intended to comply with Code Section 409A. Notwithstanding any provision of this Plan to the contrary, if the Committee reasonably determines that any payments or benefits hereunder are not either exempt from or compliant with the requirements of Code Section 409A, the Company may adopt such amendments to the Plan or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that it deems necessary or appropriate (a) to preserve the intended tax treatment of the payments and benefits provided hereunder, to preserve the economic benefits with respect to such payments and benefits or (b) to exempt such payments and benefits from Code Section 409A or to comply with the requirements of Code Section 409A and thereby avoid the application of taxes thereunder; provided, however, that this Section 11.12 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to indemnify any Participant for any failure to do so.

11.13Compliance with Other Laws. The Company may obtain such agreements or undertakings as the Company deems to be necessary or advisable to assure compliance with any law or regulation of any governmental authority or any securities exchange on which the shares of Common Stock are traded. The Plan and the conversion of Deferred Stock hereunder shall be subject to all applicable federal and state laws, rules and regulations, and to any required approvals by any government or regulatory agency.

11.14Severability. If any term or provision of the Plan is declared invalid and unenforceable in a final decree or order issued by a court of competent jurisdiction, such declaration shall not affect the validity of the other provisions of the Plan to which such declaration of invalidity does not relate, and such other provisions shall remain in full force and effect.

11.15Governing Law. The Plan shall be subject to and governed by the laws of the State of Oklahoma (other than such laws relating to choice of laws), to the extent not preempted by federal law.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Company, has executed this Laredo Petroleum, Inc. Director Deferred Compensation Plan by and on behalf of the Company, effective as of February 12, 2021.

LAREDO PETROLEUM, INC.
By:	/s/ Kim Harding
Name:	Kim Harding
Title:	Vice President, Human Resources

Signature page to
Laredo Petroleum, Inc. Director Deferred Compensation Plan